AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2005


                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CENTER BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

             New Jersey                        52-1273725
    (State of incorporation)             (I.R.S. Employer Identification No.)

           2455 Morris Avenue, Union, New Jersey 07083   (908) 688-9500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  John J. Davis
                      President and Chief Executive Officer
                              Center Bancorp, Inc.
           2455 Morris Avenue, Union, New Jersey 07083 (908) 688-9500
  (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent for Service)

                                   Copies to:

                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF SECURITIES                AMOUNT TO BE           OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
            TO BE REGISTERED                   REGISTERED             PER SHARE(1)            PRICE(1)         REGISTRATION FEE
            ----------------                   ----------             ------------            --------         ----------------
Common Stock, no par value..............       1,904,761 shares(2)       $11.11              $21,161,895           $2,496

     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on July 19, 2005, as reported by the NASDAQ National Market.

     (2) Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                                      PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 22, 2005

                                1,904,761 shares

                              CENTER BANCORP, INC.

                          ----------------------------

                                  Common Stock

                          -----------------------------


         This prospectus covers 1,904,761 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired the common stock directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

         Our common stock is quoted on the NASDAQ National Market System under the symbol "CNBC." On July 21, 2005, the last reported sale price of our common stock on the NASDAQ National Market System was $10.92 per share.

         The selling stockholders may sell their shares from time to time on the NASDAQ National Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares covered by this prospectus.

         Investing in our common stock involves risk. See "RISK FACTORS" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         These securities are not savings or deposit accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.
                                 --------------

                  The date of this prospectus is July 22, 2005.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

SUMMARY                                                                      1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                            1

RISK FACTORS                                                                 2

USE OF PROCEEDS                                                              4

ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS                         4

SELLING STOCKHOLDERS                                                         6

PLAN OF DISTRIBUTION                                                         8

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS                              9

LEGAL MATTERS                                                               10

EXPERTS                                                                     10

WHERE YOU CAN FIND MORE INFORMATION                                         10

                                  ------------

         We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

                                  ------------

                                     SUMMARY

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration statement. Under this shelf process, the selling stockholders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC's website at http://www.sec.gov as described under the heading "Where You Can Find More Information."

Company Overview

         We are a bank holding company incorporated under the laws of the State of New Jersey and the parent company of Union Center National Bank, which we refer to as the "Bank". The Bank is a national bank headquartered in Union, New Jersey. At March 31, 2005 we and our subsidiaries had consolidated assets, deposits and stockholders' equity of $1.0 billion, $696.0 million and $66.9 million, respectively. Our principal executive offices are located at 2455 Morris Avenue, Union, New Jersey and our telephone number is 908-688-9500.

         The Bank was organized in 1923 under the law of the United States of America. At May 31, 2005, the Bank operated six offices in Union Township, Union County, New Jersey, one office in Summit, Union County, New Jersey, one office in Springfield Township, Union County, New Jersey, one office in Berkeley Heights, Union County, New Jersey, one office in Madison, Morris County, New Jersey and three offices in Morristown, Morris County, New Jersey and employed 203 full-time equivalent persons. The Bank is a full service commercial bank offering a full range of individual and commercial services. Regulatory oversight of the Bank is conducted by the Office of the Comptroller of the Currency.

Shares Offered

         We are registering for resale by certain of the selling stockholders 1,904,761 shares of our common stock initially acquired directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or discussed in documents incorporated by reference.

         Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus.

         You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

                                  RISK FACTORS

         An investment in our common stock involves risks. You should carefully consider the risks described below, together with all other information contained in this prospectus and incorporated by reference in this prospectus, before deciding to purchase our common stock. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment in our common stock.

We are subject to interest rate risk and variations in interest rates may negatively impact our financial performance.

         We are unable to predict actual fluctuations of market interest rates with complete accuracy. Rate fluctuations are affected by many factors, including:

         o  inflation;

         o  recession;

         o  a rise in unemployment;

         o  tightening money supply; and

         o domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce profits. We expect that we will continue to realize income from the differential or "spread" between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. At present, we are somewhat vulnerable to increases in interest rates because if rates increase significantly, our interest-earning assets may not reprice as rapidly as our interest-bearing liabilities. Changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of our securities portfolio and overall profitability.

Union Center National Bank's ability to pay dividends is subject to regulatory limitations which, to the extent that our holding company requires such dividends in the future, may affect our holding company's ability to honor its obligations and pay dividends.

         As a holding company, we are a separate legal entity from Union Center National Bank and its subsidiaries and do not have significant operations of our own. We currently depend on the Bank's cash and liquidity to pay our operating expenses and dividends to shareholders. We cannot assure you that in the future the Bank will have the capacity to pay the necessary dividends and that we will not require dividends from the Bank to satisfy our obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon our and the Bank's financial condition and other factors, that bank regulators could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event that the Bank is unable to pay dividends, we may not be able to service our obligations as they become due, or pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

The Bank's allowance for loan losses may not be adequate to cover actual losses.

         Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and non-performance. If the Bank's allowance for loan losses is not adequate to cover actual loan losses, future provisions for loan losses could materially and adversely affect our operating results. The Bank's allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of its regulators, changes in the size and composition of the loan portfolio and industry information. The Bank also considers the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review the Bank's loans and allowance for loan losses. While we believe that the Bank's allowance for loan losses in relation to its current loan portfolio is adequate to cover current losses, we cannot assure you that the Bank will not need to increase its allowance for loan losses or that regulators will not require it to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

The Bank is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition.

         Changes in economic conditions, particularly an economic slowdown, could hurt the Bank's business. The Bank's business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, particularly within New Jersey, could result in the following consequences, any of which could hurt our business materially:

         o  loan delinquencies may increase;

         o  problem assets and foreclosures may increase;

         o  demand for our products and services may decline; and

         o collateral for loans made by the Bank may decline in value, in turn reducing the Bank's clients' borrowing power.

A downturn in the real estate market could hurt our business. If there is a significant decline in real estate values in New Jersey, the collateral for the Bank's loans will provide less security. As a result, the Bank's ability to recover on defaulted loans by selling the underlying real estate would be diminished, and the Bank would be more likely to suffer losses on defaulted loans.

The Bank may suffer losses in its loan portfolio despite its underwriting practices.

         The Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. Although we believe that the Bank's underwriting criteria are appropriate for the various kinds of loans that it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan losses.

The Bank faces strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that the Bank provides.

         Many competitors offer the types of loans and banking services that the Bank offers. These competitors include other national banks, savings associations, regional banks and other community banks. The Bank also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In this regard, the Bank's competitors include other state and national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations, offer a broader suite of services and mount extensive promotional and advertising campaigns. Our inability to compete effectively would adversely affect our business.

If we do not successfully integrate the bank which we recently acquired or other entities that we may acquire in the future, the combined company may be adversely affected.

         The success of our enterprise after our recent acquisition of Red Oak Bank and after other acquisitions that we may consummate in the future will depend, in part, on our ability to integrate the acquired entities into our existing franchise, including our ability to centralize certain administrative functions and eliminate unnecessary duplication of other functions. We may experience difficulties in accomplishing this integration or in effectively managing the combined company. Any actual cost savings or revenue enhancements that we may anticipate will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond our control, and we cannot provide assurances that the integration of Red Oak Bank or other businesses that we may acquire will be successful.

                                 USE OF PROCEEDS

         The proceeds from the sale of shares offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, Center Bancorp will not receive any proceeds from the sale of the shares by the selling stockholders.

                    ISSUANCE OF COMMON STOCK TO STOCKHOLDERS

         On June 30, 2005, we entered into a stock purchase agreement and a registration rights agreement with certain investors. We refer to those investors as the "selling stockholders". Pursuant to the stock purchase agreement, we sold, and the selling stockholders purchased, a total of 1,904,761 shares of our common stock at a purchase price of $10.50 per share, representing gross proceeds of approximately $20 million. We consummated this transaction at the same time that we signed the stock purchase agreement We expect that the net proceeds from this transaction will be approximately $18.9 million, after commissions and expenses.

         These shares were issued in a private placement and thus were not registered under the federal securities laws prior to their issuance. Pursuant to the registration rights agreement, we have agreed to register the 1,904,761 shares for resale under the federal securities laws. The registration rights agreements provides for the payment of certain liquidated damages in the event that, among other things, delays are experienced either in our filing the applicable registration statement with the SEC or in the SEC's declaring that registration statement effective. The registration rights agreement also provides indemnification and contribution remedies to the stockholders in connection with the resale of shares pursuant to such registration statement. This prospectus is part of the registration statement that we are required to file pursuant to the registration rights agreement.

         Upon consummation of our private placement, we had 13,426,042 shares of our common stock outstanding. We are authorized to issue a total of 20,000,000 shares of common stock. We are also authorized to issue 5,000,000 shares of preferred stock, which we may issue in series. We are entitled to determine the attributes of any series of preferred stock at the time that such series is issued. Among other things, the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions of any series of preferred stock may be determined in the future by our Board of Directors without any further approval or action by our shareholders unless such approval is expressly required by applicable law, regulatory agencies, the NASDAQ Stock Market or any other exchange or quotation service on which our common stock may then be listed. It is not possible to determine the actual effect of any series of preferred stock on the rights of the shareholders of the Corporation until the Board of Directors determines the rights of the holders of such series of preferred stock. Any particular issuance or series of preferred stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of Center Bancorp. by means of a merger, tender offer, proxy contest or other means.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of June 30, 2005 by each of the selling stockholders. The following table assumes that the selling stockholders sell all of the shares that they purchased pursuant to our stock purchase agreement.

                                                SHARES BENEFICIALLY                                  SHARES BENEFICIALLY
                                                OWNED PRIOR TO THE                                     OWNED AFTER THE
                                                     OFFERING                  SHARES OFFERED BY         OFFERING (1)
SELLING STOCKHOLDERS                          SHARES     PERCENT (2)      THIS PROSPECTUS (3)       SHARES        PERCENT
--------------------                          ------     -----------      -------------------       ------        -------
Bay Pond Investors (Bermuda) L.P. (4)           91,900          0.7%                   91,900            0           0.0%
Bay Pond Partners, L.P. (5)                    293,200          2.2%                  293,200            0           0.0%
Ivy MA 1 Holdings, Ltd. (6)                     37,545          0.3%                   24,900       12,645           0.1%
Ivy MA 4 Holdings, LLC (7)                      48,723          0.4%                   32,100       16,623           0.1%
Keefe-Rainbow Offshore Fund, Ltd. (8)           18,550          0.1%                   12,900        5,650           0.0%
Keefe-Rainbow Partners LP (9)                  135,597          1.0%                   80,100       55,497           0.4%
Moors and Mendon Master Fund L.P.              179,092          1.3%                  142,857       36,235           0.3%
NorGUARD Insurance Company (10)                 45,000          0.3%                   45,000            0           0.0%
OZ Master Fund, Ltd. (11)                    1,000,000          7.4%                1,000,000            0           0.0%
Royal Investments of Delaware (12)              67,304          0.5%                   67,304            0           0.0%
Wolf Creek Investors (Bermuda) L.P. (13)        74,300          0.6%                   74,300            0           0.0%
Wolf Creek Partners, L.P. (14)                  40,200          0.3%                   40,200            0           0.0%

(1) Assumes that each selling stockholder will sell all of the shares set forth in the column "Shares Offered by this Prospectus." There can be no assurance that the selling stockholders will sell all or any of the shares offered hereunder.

(2) The percentage of beneficial ownership is based on 13,426,042 shares of common stock outstanding as of June 30, 2005.

(3) The shares of common stock being offered in this prospectus were initially acquired by the selling stockholders directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws.

(4) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares of common stock held by Bay Pond Investors (Bermuda) L.P.

(5) Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares of common stock held by Bay Pond Partners, L.P.

(6) Keefe Managers, LLC, a Delaware limited liability company ("Keefe"), is the investment adviser to Ivy MA 1 Holdings, Ltd. As investment adviser, Keefe has discretionary investment powers for this selling stockholder and therefore may be considered to be the beneficial owner of 37,545 shares of common stock prior to this offering and 24,900 shares of common stock being offered pursuant to this offering. Keefe Ventures, LLC ("KV, LLC"), a Delaware limited liability company and a broker dealer affiliate of Keefe, was a financial adviser to Red Oak Bank ("ROBK") during our recent acquisition of that bank. KV, LLC also was a placement agent for ROBK during its stock offering in July 2003. KV, LLC received fees from ROBK for its services both as an adviser during our purchase of ROBK and as a placement agent during ROBK's July 2003 stock offering. Thomas G. Jonovich, CFO of KV, LLC and Keefe, served on the Board of Directors of ROBK until the completion of its sale to us. As of June 30, 2005, Mr. Jonovich owned approximately 210 shares of our common stock.

(7) Keefe is the investment adviser to Ivy MA 4 Holdings, LLC. As investment adviser, Keefe has discretionary investment powers for this selling stockholder and therefore may be considered to be the beneficial owner of 48,723 shares of common stock prior to this offering and 32,100 shares of common stock being offered pursuant to this offering.

(8) Keefe is the investment adviser to Keefe-Rainbow Offshore Fund, Ltd. As investment adviser, Keefe has discretionary investment powers for this selling stockholder and therefore may be considered to be the beneficial owner of 18,550 shares of common stock prior to this offering and 12,900 shares of common stock being offered pursuant to this offering.

(9) Keefe is the investment adviser to Keefe-Rainbow Partners LP. As investment adviser, Keefe has discretionary investment powers for this selling stockholder and therefore may be considered to be the beneficial owner of 135,597 shares of common stock prior to this offering and 80,100 shares of common stock being offered pursuant to this offering.

(10) Russell C.B. Ewing, II is the Managing Director and Portfolio Manager of CBT Investment Management, the Investment Adviser to NorGUARD Insurance Company, and in such capacity has voting and investment control over the common stock held by the selling stockholder.

(11) Daniel S. Och, Senior Managing Member of OZ Management, L.L.C., the Investment Manager to the selling stockholder, may be deemed to have voting and/or investment control of the common stock held by the selling stockholder.

(12) Russell C.B. Ewing, II is the Managing Director and Portfolio Manager of CBT Investment Management, the Investment Adviser to Royal Investments of Delaware, and in such capacity has voting and investment control over the common stock held by the selling stockholder.

(13) Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares of common stock held by Wolf Creek Investors (Bermuda) L.P.

(14) Wellington is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares of common stock held by Wolf Creek Partners, L.P.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o  privately negotiated transactions;

            o  short sales;

            o sales by broker-dealers pursuant to an agreement with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o  a combination of any such methods of sale; and

            o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares are sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has represented and warranted to Center Bancorp that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

         Center Bancorp has advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

         Center Bancorp is required to pay all fees and expenses incident to the registration of the shares. Center Bancorp has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

            o Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005, as amended by our Form 10-K/A, filed on June 14, 2005, each filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

            o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005, filed pursuant to Section 13(a) of the Exchange Act;

            o Our Current Report on Form 8-K filed on January 28, 2005, our Current Report on Form 8-K filed on March 8, 2005, our Current Report on Form 8-K filed on April 20, 2005, our Current Report on Form 8-K filed on April 29, 2005, our Current Report on Form 8-K filed on May 20, 2005 and our Current Report on Form 8-K filed on July 1, 2005, each filed pursuant to Section 13(a) of the Exchange Act.

            o Our definitive proxy statement for our 2005 annual meeting of stockholders filed on March 17, 2005, filed pursuant to Section 14 of the Exchange Act

            o The description of our Common Stock contained in the Registration Statement on Form 8-A filed on June 5, 1996 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

         We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supercedes older information. The information contained in any such filing will be deemed the to be a part of this prospectus, commencing on the date on which the document is filed.

         You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

                              Center Bancorp, Inc.
                Attention: Anthony C. Weagley, Investor Relations
                   2455 Morris Avenue, Union, New Jersey 07083

                                  908-688-9500


                                  LEGAL MATTERS

         The validity of our common stock offered by this prospectus will be passed upon for us and the selling stockholders by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

            The consolidated financial statements of Center Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference in this proxy statement and prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares being offered by and for the account of the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Center Bancorp, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

            You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

SEC filing fee........................................          $  2,496.00
NASDAQ listing fee....................................            19,048.00
Printing fees.........................................             5,000.00
Legal fees and expenses...............................            50,000.00
Accounting fees.......................................            15,000.00
Miscellaneous.........................................            18,456.00
                                                                -----------

Total.................................................          $110,000.00

Item 15.     Indemnification of Directors and Officers.

         Subsection (2) of Section3-5,Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith.

         Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director's or officer's acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt of an improper personal benefit.

         Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

         The Registrant's Restated Certificate of Incorporation contains the following provision regarding indemnification:

         "Every person who is or was a director, officer, employee or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time that the expenses or liabilities are incurred."

Item 16.  List of Exhibits.

4.1 Registrant's Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.2 Registrant's Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

5.1    Opinion of Lowenstein Sandler PC.

23.1   Consent of Independent Registered Public Accounting Firm

23.2   Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1   Power of Attorney.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post -effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Union, State of New Jersey, on the 20th day of July, 2005.

                               CENTER BANCORP INC.


                               By: /s/ John J. Davis

                                   John J. Davis
                                   President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 20th day of July, 2005 by the following persons in the capacities indicated below.

Signature                           Title

/s/ Alexander A. Bol*               Chairman of the Board
------------------------
Alexander A. Bol

/s/ John J. Davis                   President; Chief Executive Officer; Director
------------------------
John J. Davis

/s/ Hugo Barth, III*                Director
------------------------
Hugo Barth, III

/s/Brenda Curtis*                   Director
------------------------
Brenda Curtis

/s/ Donald G. Kein*                 Director
------------------------
Donald G. Kein

/s/ James J. Kennedy*               Director
------------------------
James J. Kennedy

/s/ Paul Lomakin*                   Director
------------------------
Paul Lomakin, Jr.

/s/ Eugene V. Malinowski*           Director
------------------------
Eugene V. Malinowski

/s/ Herbert Schiller*               Director
------------------------
Herbert Schiller

/s/ Norman F. Schroeder*            Director
------------------------
Norman F. Schroeder

/s/ William A. Thompson*            Director
------------------------
William A. Thompson

/s/ Anthony C. Weagley              Principal Accounting and Financial Officer
------------------------
Anthony C. Weagley

*By: /s/ Anthony C. Weagley
     ----------------------
     Anthony C. Weagley, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.   Description
--------------------------

4.1 Registrant's Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.2 Registrant's Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

5.1           Opinion of Lowenstein Sandler PC.

23.1          Consent of Independent Registered Public Accounting Firm

23.2          Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1          Power of Attorney.